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                                                                   Exhibit 23(c)

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Travelers Group Inc.:

We consent to the incorporation by reference in Amendment No. 1 to the registration statement on Form S-3 of Salomon Inc, SSBH Capital I, SSBH Capital II, SSBH Capital III and SSBH Capital IV of our reports dated January 17, 1997, with respect to the consolidated financial statements and related financial statement schedules incorporated by reference or included in the December 31, 1996 annual report on Form 10-K, as amended by Form 10-K/A-2, of Travelers Group Inc., which reports appear in the Form 8-K of Salomon Inc dated October 28, 1997, and to the reference to our firm under the heading "Experts" in the registration statement.

                                             /s/ KPMG Peat Marwick LLP


New York, New York
November 14, 1997